Exhibit 10.1

March 24, 2020

RREEF Property Trust, Inc. 875 Third Avenue, 26th Floor New York, NY 10022

RREEF Property Operating Partnership, LP 875 Third Avenue, 26th Floor
New York, NY 10022

RREEF America L.L.C.
875 Third Avenue, 26th Floor New York, NY 10022

Re: Second Letter Regarding Reimbursement of Expenses

Ladies and Gentlemen:

This letter agreement (the “Second Letter Agreement”) sets forth the understanding and agreement of (I) RREEF Property Trust, Inc., a Maryland corporation (the “Company”), RREEF Property Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”) and RREEF America L.L.C., a Delaware limited liability company (the “Advisor,” each of the Company, the Operating Partnership and the Advisor, a “Party” and collectively, the “Parties”), with respect to certain organizational and offering expense reimbursements payable pursuant to the Amended and Restated Advisory Agreement dated as of January 20, 2016 (as may be amended from time to time, the “Advisory Agreement”) and (II) the Company and the Advisor with respect to certain expense support reimbursements payable as described in the Third Amended and Restated Expense Support Agreement dated as of December 16, 2014 and the First Amendment to the Third Amended and Restated Expense Support Agreement dated as of January 20, 2016 (as may be amended from time to time, the “ESA”). This Second Letter Agreement supersedes in its entirety that certain side letter dated April 20, 2016 entered into by and among the Company, the Operating Partnership and the Advisor (the “First Letter Agreement”) and as a result the First Letter Agreement is terminated and of no force or effect. Capitalized terms used and not defined herein shall have the meanings set forth in the Advisory Agreement and the ESA.

Pursuant to the Advisory Agreement and the ESA, the Advisor agreed to render services to the Company and the Operating Partnership with respect to the continuous public offering (the “Public Offering”) of shares of the Company’s common stock, including the Class A Shares, Class I Shares and Class T Shares, and the continuous private offering of the Company’s Class D Shares (the “Private Offering”). The Advisor also agreed to pay certain Organizational and Offering Expenses on behalf of the Company and the Operating Partnership, as described in the Advisory Agreement, and to pay certain Organizational and Offering Expenses and Total Operating Expenses, as described in the ESA, subject to reimbursement by the Company pursuant to the terms in the Advisory Agreement and the ESA, respectively.

In furtherance of the objectives contemplated by the Advisory Agreement and the ESA, the Parties hereby agree as follows:

1.Waiver of Certain Organizational and Offering Expenses and Contribution. The Advisor hereby permanently waives the reimbursement of $3,567,214 of Organizational and Offering Expenses owed to it by the Company and the Operating Partnership under the ESA and hereby contributes such amount to the paid-in capital of the Company. It is the intention of the Parties that such contribution to the Company’s paid-in capital will be treated as additional cost basis in the Class I shares of common stock of the Company owned by the Advisor. For the avoidance of doubt, the Advisor will not receive additional shares of the Company’s common stock in connection with this contribution.

2.Reimbursement Payments to the Advisor Pursuant to the ESA. The description of Reimbursement Payments provided in Section 3(b)-(d) of the ESA is superseded by this Section 2.

(a) Reimbursement Payments pursuant to Section 3 of the ESA are hereby suspended and will not recommence unless and until the first calendar month immediately following the month in which the Company reaches $500 million in any combination of proceeds from the Public Offering and the Private Offering (the “Commencement Date”). The amount currently owed to the Advisor pursuant to the ESA is $5,382,786.

(b) Beginning in the first calendar month immediately following the month in which the Commencement Date occurs and within the first 15 calendar days of such first calendar month and within the first 15 days of each of the 11 subsequent calendar months, the Company will pay the Advisor a Reimbursement Payment equal to $250,595.25 (the “First Year Reimbursement Payments”).

(c) Beginning in the first calendar month immediately following the month in which the First Year Reimbursement Payments are complete and within the first 15 calendar days of such first calendar month and within the first 15 days of each of the 11 subsequent calendar months, the Company will pay the Advisor a Reimbursement Payment equal to $197,970.25 (the “Second Year Reimbursement Payments,” together with the First Year Reimbursement Payments the “Monthly Reimbursement Payments”).

(d) To the extent any unreimbursed Expense Payments exceeded the amount permissible under the 2%/25% Guidelines in the periods that such Expense Payments were incurred by the Company, the Company’s independent directors previously approved the reimbursement of such amount with respect to such periods. As a result, the Parties agree that for the purposes of compliance with the 2%/25% Guidelines, any Monthly Reimbursement Payment will not be aggregated with the Company’s cumulative Total Operating Expenses for the period in which such Monthly Reimbursement Payment is paid.

(e) In the event that RREEF America L.L.C. is the Company’s advisor at the time the Company or the Operating Partnership undertakes a Liquidation, the obligation of the Company to make the remaining Monthly Reimbursement Payments pursuant to this Second Letter Agreement and any Reimbursement Payments pursuant to the ESA shall terminate. A Liquidation shall be deemed to be undertaken upon the receipt of the affirmative vote of the Stockholders to dissolve or liquidate the Company in accordance with the requirements of the MGCL.

3.Miscellaneous.

(a) Notwithstanding the place where this Second Letter Agreement may be executed by any of the Parties hereto, this Second Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of choice of the law thereof.

(b) This Second Letter Agreement may not be amended or modified except by an instrument in writing signed by each Party.

(c) This Second Letter Agreement, together with the Advisory Agreement and the ESA, contains the entire agreement of the Parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

(d) If any provision of this Second Letter Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Second Letter Agreement shall not be affected thereby and, to this extent, the provisions of this Second Letter Agreement shall be deemed to be severable.

(e) This Second Letter Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Second Letter Agreement shall become binding when the counterparts hereof, taken together, bear the signatures of all of the parties reflected hereon as the signatories.

[Signatures on Next Page]

Agreed to and accepted as of the date first written above.

RREEF Property Trust, Inc.
By:	/s/ Anne-Marie Vandenberg
Name:	Anne-Marie Vandenberg
Title:	President

RREEF Property Operating Partnership, LP
By:	/s/ Eric Russell
Name:	Eric Russell
Title:	Chief Financial Officer

RREEF America L.L.C.
By:	/s/ W. Todd Henderson
Name:	W. Todd Henderson
Title:	Managing Director

By:	/s/ Vikram Mehra
Name:	Vikram Mehra
Title:	Director

Signature Page to Second Letter Agreement to the Advisory Agreement and the ESA